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                                                                      Exhibit 18


                         RESERVE PRIVATE EQUITY SERIES

                       PLAN IN ACCORDANCE WITH RULE 18F-3


WHEREAS, Reserve Private Equity Series (the "Trust") is registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act");

WHEREAS, the Trust has engaged RESRV Partners, Inc., a broker-dealer registered under the Securities and Exchange Act of 1934, to distribute the shares of beneficial interest of the Trust;

WHEREAS, the Trust has adopted a distribution plan pursuant to and in accordance with the requirements of Rule 12b-1 under the 1940 Act;

WHEREAS, the Trust is authorized to issue one or more series of shares of beneficial interest, with each series representing a separate investment portfolio (each "Fund");

WHEREAS, the Trust has determine to issue more than one class of shares of beneficial interest in each Fund;

WHEREAS, the Trustees have requested and evaluated, and the Trust and RESRV Partners, Inc. are required to furnish, such information as may be reasonably necessary to evaluate the Plan; and

WHEREAS, a majority of the Board of Trustees of the Trust, including a majority of Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act), has determined that this Plan as proposed to be adopted, including the expense allocation among the two classes of each Fund, is in the best interests of each class of each Fund individually and the Trust as a whole.

NOW THEREFORE, the Trust hereby adopts this Plan on the following terms and conditions:

I.   GENERAL

     Each class of shares of each Fund will have the same relative rights and privileges and be subject to the same sales charges, fees and expenses except as set forth below. The Board of Trustees may determine in the future that other allocations of expenses or other services to provide to a class of shares are appropriate and amend this plan accordingly without the approval of shareholders of any class. Unless a class of shares is otherwise designated, it shall have the terms set forth below with respect to Class A shares.
Income, realized and unrealized capital gains and losses, and expenses of a Fund of the Trust not allocated to a particular class as set forth below shall be allocated to each class of shares of the Fund on the basis of net asset value of that class in relation to the net asset value of the Fund. Expenses of the Trust not allocable to a specific Fund shall be allocated to each Fund on the basis of the net asset value of that Fund in relation to the net value of the Trust.

II.  FEE STRUCTURE/DISTRIBUTION

     CLASS A SHARES

     Class A shares of each Fund of the Trust are sold at net asset value plus a maximum sales charge of 4.50%, of the public offering price imposed at the time of purchase and are subject to the minimum purchase requirements set forth in the relevant Fund's prospectus. The initial sales charge may be reduced or waived for certain purchases. The Class A shares of the Funds are subject to annual distribution and shareholder servicing fees at the rate of .25 to 1%, of the value of each Fund's average daily net assets.
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     CLASS D SHARES

     Class D shares of each Fund of the Trust are sold at net asset value without a front-end sales charge and are subject to the minimum purchase requirements set forth in the relevant Fund's prospectus. The Class D shares of the Funds are subject to annual distribution and shareholder servicing fees at the rate of 1% of the value of each Fund's average daily net assets. A deferred sales charge of 1% is assessed on redemptions made within the first year of investing.


III. EXCHANGE PRIVILEGES

     As set forth below and the relevant Fund's prospectus, each class of shares of a Fund may be exchanged for shares in the Reserve money market funds at net asset value and other Funds that may be offered by the Trust. No sales charge is imposed at the time of an exchange, except that exchanges of shares from a Reserve money market fund (not acquired by means of an exchange of shares from a Fund) to a Fund are subject to applicable sales charges imposed on purchases of that Fund, as set forth in the Fund's prospectus. Shares of one class of a Fund that are exchanged for shares of a Reserve money market fund may be subsequently exchanged only for shares of that same class of the Fund or another Fund of the Trust.

IV.  VOTING RIGHTS

     Each class of shares of a Fund shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement. Each class of shares of a Fund shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.


Dated: June 19, 1996